EXHIBIT 10.40


                      AMENDED AND RESTATED PROMISSORY NOTE

$208,664.37                                                  March 6, 2003

         Effective as of the Closing Date (as defined in the Contribution Agreement), the undersigned (the "Borrower") has elected to contribute (i) all shares of common stock, par value $.01 per share, of Coinmach Laundry Corporation, a Delaware corporation (the "Company"), issued to the Borrower (the "CLC Common Stock") pursuant to that certain Coinmach Laundry Corporation Equity Participation Program Restricted Common Stock Purchase Agreement, dated December 17, 2000, and (ii) shares of common stock, par value $.01 per share, of Appliance Warehouse of America, Inc., a Delaware corporation, to be issued to the Borrower by the Company (the "AWA Common Stock", and together with the CLC Common Stock, the "Contributed Stock"), to Coinmach Holdings, LLC, a Delaware corporation ("Holdings"). In consideration for the contribution to Holdings of the Contributed Stock, the Borrower will be issued 2,318,493 common units of Holdings (the "Units") pursuant to the Management Contribution Agreement, dated March 5, 2003, by and between Holdings and the Borrower (the "Contribution Agreement").

         This Amended and Restated Promissory Note (the "Note") made by Borrower in favor of the Company, is issued in substitution and exchange for, and not in satisfaction or payment of, and shall represent an amendment and restatement of, the Senior Management Promissory Note, dated December 17, 2000 (the "Original Note"). Nothing herein contained shall be construed to deem such Original Note paid, or to release or terminate any lien or security interest given to secure such Original Note, which liens and security interests, if any, shall continue to secure such indebtedness as evidenced by this Note.

         For value received, the Borrower promises to pay to the Company, in lawful money of the United States of America, the principal sum of $208,664.37 (the "Principal Amount"). Principal payments required to be made under this Note shall be payable in the amounts and on the dates set forth on the amortization schedule attached hereto. Borrower promises to pay interest to the order of the Company on the unpaid Principal Amount hereof at the rate of 7% per annum. Interest shall accrue from the date hereof until this Note is paid in full and shall be payable on the principal payment dates set forth on the amortization schedule attached hereto; provided, however, that interest due under this Note on the first interest payment date following the date hereof shall include, in addition to the interest that shall have accrued on this Note through such date, interest that accrued on the Original Note from the interest payment date immediately preceding the date hereof on which accrued interest was payable under the Original Note through but not including the date hereof. Interest shall be computed on the basis of a 365-day year in accordance with the actual number of days elapsed. In no event shall interest charged hereunder, in whatever manner such rate of interest may be characterized or computed, exceed the highest rate permissible under applicable law.

         This Note (i) is secured by a pledge of the Units received by the Borrower pursuant to the Contribution Agreement, (ii) is held under the terms of an Amended and Restated Security Agreement of even date herewith by and between Holdings and the Borrower and (iii) is subject to all of the provisions thereof.


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         The holder of this Note shall have full  recourse  against the Borrower personally for failure to pay the Note as and when due. The Company shall be entitled to setoff, deduct or withhold from any amounts owing from the Company or any of its subsidiaries to Borrower any amounts due and owing to the Company by Borrower under this Note. Borrower may prepay any portion of this Note at any time.

         Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. All references in this Note to Borrower or the Company shall be deemed to include, as applicable, a reference to their respective permitted successors and assigns. Borrower waives presentment for payment, protest, notice of protest and notice of non-payment of this Note. This Note shall be governed by the laws of the State of New York as they apply to contracts entered into and wholly to be performed within such state. EACH OF BORROWER AND THE COMPANY IRREVOCABLY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN ARISING UNDER THIS NOTE.


                                                     Robert M. Doyle

                                                     /S/ ROBERT M. DOYLE
                                                     ---------------------------

                              AMORTIZATION SCHEDULE


           PRINCIPAL PAYMENT DATE                    PRINCIPAL AMOUNT
           ----------------------                    ----------------

                June 15, 2001                            $10,433.19

                June 15, 2002                            $10,433.19

                June 15, 2003                            $10,433.19

                June 15, 2004                            $10,433.19

                June 15, 2005                            $10,433.19

                June 15, 2006                            $10,433.19

                June 15, 2007                            $10,433.19

                June 15, 2008                            $10,433.19

                June 15, 2009                            $10,433.19

                June 15, 2010                           $114,765.66